7 Imber Street
Petach Tikva, 4951141
Israel
October 10, 2016

Kodiak Capital Group, LLC
Attn: Ryan Hodson
Managing Director
260 Newport Center Drive
Newport Beach, CA 92660

Re: Notice of Termination
Equity Purchase Agreement

Dear Mr. Hodson:

Please accept this letter as notice by Emerald Medical Applications Corp. (the "Company") of the termination of the Equity Purchase Agreement between the Company and Kodiak Capital Group, LLC ("Kodiak") dated May 12, 2016 (the "EPA") pursuant to Section 10.5 of the EPA. There are several reasons for our election to terminate the EPA and amend the registration statement filed on July 27, 2016 (the "Registration Statement") to remove the Put Shares issuable to Kodiak as well as the Commitment Shares issued to Kodiak on May 18, 2016, including, among other reasons, the following:

In the SEC comment letter with respect to the Registration Statement, they state:

"It appears that the Equity Purchase Agreement contains a provision that may result in Kodiak Capital Group LLC not being irrevocably bound to purchase the shares that you elect to put under the agreement. In this regard, Section 7.2(f) of the Equity Purchase Agreement states that the obligation of an investor to acquire and pay for Put Shares is conditioned on the fact that there has been no suspension of trading in or delisting of your common stock."

"If Kodiak Capital Group LLC is not irrevocably bound to purchase the put shares, you should: (i) amend your registration statement to eliminate the shares to be issued pursuant to the Equity Purchase Agreement from your present offering; or (ii) amend the Equity Purchase Agreement as appropriate and register the shares to be issued pursuant to the Equity Purchase Agreement on a new Form S-1."

As a result of the SEC's statement that Kodiak is not irrevocably bound to purchase the [put] shares, we are required to amend the Registration Statement to eliminate the Kodiak Put Shares pursuant to the EPA. In the alternative, the SEC stated that we can elect to amend the EPA "as appropriate" and register the Put Shares on a new S-1. We are not willing to incur the expense and delay that option (ii) above provides;
(ii) As a result of the fact that the SEC deems that Kodiak is not irrevocably bound to purchase the Put Shares, Kodiak's commitment in the EPA to do so is conditional and not a binding commitment. Accordingly, the 150,000 Commitment Shares that were issued to Kodiak on May 18, 2016, were issued for "no consideration" and are, as a result, not "fully-paid" shares. Therefore, the holding period under Rule 144(d) has not and will not "run" and the Commitment Shares are not eligible for resale under Rule 144.

Based upon the foregoing, we have determined not to proceed with the Kodiak EPA and further demand the return of all of the 150,000 Commitment Shares within five (5) business days of this letter of termination.

Respectfully,

/s/: Adi Zamir
Adi Zamir, CEO